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EXHIBIT 99.1

Vertex Announces $200 Million Private Offering of Convertible Subordinated Notes, March 3, 2000

       Cambridge, MA, March 3, 2000 --Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) announced today that it intends to offer, subject to market and other conditions, $200 million of Convertible Subordinated Notes (plus an additional amount of $30 million to cover over-allotments, if any), due 2007, for purchase by qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The Notes would be convertible into Vertex Common Stock at the option of the holder, at a price to be determined. The offering is expected to close in March 2000. Vertex has agreed to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering.

       The net proceeds of the anticipated offering would be used to fund research, development, and clinical trials, as well as for working capital and other general corporate purposes. In addition, Vertex may also use a portion of the net proceeds for the potential acquisition of additional technologies that would further Vertex's research and development initiatives.

       This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

       The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

       Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has nine drug candidates in clinical development to treat viral diseases, cancer, autoimmune and inflammatory diseases, and neurological diseases. Vertex has created its pipeline using a proprietary, information-intensive approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.

       The foregoing information regarding Vertex's anticipated sale of Convertible Subordinated Notes is forward looking. While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Risk factors include uncertainties relating to the ability of the Company to complete the sale of the Notes and the ability of Vertex to use effectively the proceeds from the sale of the Notes. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex Contacts: Lynne Brum, Vice President, Corporate Communications,
(617) 577-6614
Michele Karpf, Manager, Product Communications (617) 577-6259

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